Exhibit 5.1

November 19, 2009

StoneMor Partners L.P.

311 Veterans Highway, Suite B

Levittown, PA 19056

Ladies and Gentlemen:

We have acted as counsel to StoneMor Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the proposed offer and sale by the Partnership of up to 1,466,250 common units (including an option to purchase up to 191,250 additional common units to cover over-allotments) representing limited partner interests of the Partnership (the “Units”) pursuant to that certain underwriting agreement dated November 18, 2009 (the “Underwriting Agreement”), among the Partnership, StoneMor GP LLC, a Delaware limited liability company (the “General Partner”) and StoneMor Operating Company LLC, a limited liability company, and Raymond James & Associates, Inc., as underwriter (the “Underwriting Agreement”).

The Units were offered and sold pursuant to a prospectus supplement, dated November 18, 2009, (the “Prospectus Supplement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on November 19, 2009, to a base prospectus dated December 7, 2007 (such prospectus, as amended and supplemented by the Prospectus Supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-144453), filed with the Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and declared effective by the Commission on December 7, 2007 (the “Registration Statement”).

In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Prospectus, including the Prospectus Supplement, (iii) the certificate of limited partnership of the Partnership, (iv) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of September 9, 2008 (the “Partnership Agreement”), (v) resolutions of the board of directors of the General Partner, (vi) the Underwriting Agreement and (vii) such other certificates, statutes, including the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and other instruments and documents as we considered

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appropriate for purposes of the opinion hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

Based on the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

(i)	The Units, when issued and delivered against payment therefor in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such nonassessability may be affected by Sections 17-607 and 17-804 of the Delaware LP Act and as described in the Prospectus.

The opinion expressed herein is qualified in the following respects:

a.	We have assumed that (1) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (2) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

b.	The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the Delaware LP Act (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such laws), and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

c.	We have assumed that the Underwriting Agreement has been duly authorized, executed and delivered by the Underwriter and constitutes a legal, valid and bind obligation of the Underwriter, and the Underwriter has the requisite organizational and legal power and authority to perform its obligations under the Underwriting Agreement.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm under the heading “Legal Matters” in the Prospectus (including the

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Prospectus Supplement). By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.